FRANKLIN CONSOLIDATED MINING
                                  COMPANY, INC.
                                    ROOM 500
                                76 BEAVER STREET
                          NEW YORK, NEW YORK 1005-3402

                                                             May 5, 1998

Securities & Exchange Commission
Mail Stop 4-5
Washington, D.C., 20549

Attn:  Ms. Quigley

          Re:  Registration Statement on Form SB-2
               File No. 333-29101
               Filed:  June 10, 1997

Dear Ms. Quigley:

     The Company requests the Commission's consent to withdraw the above captioned Registration Statement, filed June 10, 1997 pursuant to Rule 477. The Company has made this request on behalf of the Shareholders who have requested that the Company withdraw the Registration Statement as all of said Selling Shareholders may be eligible to sell their shares pursuant to Rule 144.

          Would you please confirm the above request to our Company in writing.

                                               Very truly yours,


                                               /s/  J. Terry Anderson
                                               ----------------------------
                                               J. Terry Anderson, President